Exhibit 10.2

VOTING AGREEMENT

VOTING AGREEMENT, dated as of April 8, 2024 (this “Voting Agreement”), among Luxium Solutions, LLC, a Delaware limited liability company (“Parent”), and each of the stockholders of Inrad Optics, Inc., a New Jersey corporation (the “Company”), listed on the signature pages hereto (each, a “Specified Stockholder” and, collectively, the “Specified Stockholders”).

W I T N E S S E T H :

WHEREAS, concurrently with the execution and delivery of this Voting Agreement, Parent, Indigo Merger Sub, Inc., a Delaware corporation (“Merger Subsidiary”), and the Company are entering into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented, the “Merger Agreement”; capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement) providing for, among other things, the merger of Merger Subsidiary with and into the Company, subject to the terms and conditions set forth therein;

WHEREAS, the Specified Stockholders are the record and beneficial owners of the number of shares of common stock, par value $0.01 per share, of the Company (“Common Stock”) and, if applicable, the Company Convertible Note set forth across from such Specified Stockholder’s name on Schedule A hereto (such shares of Common Stock and the shares of Common Stock that will be issued upon the conversion of the Company Convertible Note (if applicable) together with any other Common Stock of which such Specified Stockholder acquires record or beneficial ownership during the period during which this Voting Agreement remains in effect, excluding any such Common Stock held in a 401(k) plan administered by or on behalf of the Company (collectively, the “Subject Shares”); and

WHEREAS, as an inducement to Parent and Merger Subsidiary to enter into the Merger Agreement and consummate the transactions contemplated thereby, each Specified Stockholder has agreed to enter into this Voting Agreement and vote all of such Specified Stockholder’s Subject Shares as set forth in this Voting Agreement.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.    Representations and Warranties of the Specified Stockholders. Each Specified Stockholder hereby represents and warrants (severally and not jointly and) solely as to himself, herself or itself to Parent as follows:

(a)           Authority; Enforceability. Such Specified Stockholder (i) if a legal entity or trust, is duly organized, validly existing under the laws of its jurisdiction of organization or (ii) if an individual, has legal competence and capacity to enter into this Voting Agreement. Such Specified Stockholder has all requisite power and authority to execute this Voting Agreement, to perform such Specified Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by such Specified Stockholder of this Voting Agreement and consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Specified Stockholder (including, with respect to any Specified Stockholder that is a trust, any action on the part of such Specified Stockholder’s trustee(s)).

(b)           Execution; Delivery. Such Specified Stockholder has duly executed and delivered this Voting Agreement, and this Voting Agreement constitutes the valid and binding obligation of such Specified Stockholder, enforceable against such Specified Stockholder in accordance with its terms, except as limited by the Enforceability Exceptions.

(c)           No-Conflicts. No consent, approval or authorization of, or registration or filing with, any Governmental Entity or any other Person is required to be obtained or made by or with respect to such Specified Stockholder in connection with the execution, delivery and performance of this Voting Agreement or the consummation of the transactions contemplated hereby, other than such reports, schedules or statements under Sections 13(d) and 16 of the Exchange Act as may be required in connection with this Voting Agreement and the transactions contemplated hereby. None of the execution and delivery of this Voting Agreement by such Specified Stockholder, the performance by such Specified Stockholder of any of such Specified Stockholder’s covenants, agreements or obligations under this Voting Agreement, or the consummation by such Specified Stockholder of the transactions contemplated hereby will, directly or indirectly (with or without due notice or lapse of time or both), (i) result in any breach of any provision of such Specified Stockholder’s organizational documents, if applicable, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination or acceleration under, any of the terms, conditions or provisions of any contract to which such Specified Stockholder is a party, (iii) violate, or constitute a breach under, any applicable Law to which such Specified Stockholder or any of such Specified Stockholder’s properties or assets are subject or (iv) result in the creation of any Lien upon the Subject Shares, except, in the case of any of the foregoing clauses (ii), (iii) and (iv), as would not, individually or in the aggregate, prevent, delay or impair the ability of such Specified Stockholder to perform such Specified Stockholder’s obligations under this Voting Agreement.

(d)           The Subject Shares. Such Specified Stockholder is the sole record and beneficial owner of the Subject Shares listed on Schedule A across from such Specified Stockholder’s name, free and clear of any Lien (other than Liens created by this Voting Agreement and restrictions under applicable securities laws). None of the Subject Shares listed on Schedule A across from such Specified Stockholder’s name are subject to any voting trust or other agreement with respect to the voting of the Subject Shares, other than this Voting Agreement. Such Specified Stockholder has the sole right to vote the Subject Shares listed on Schedule A across from such Specified Stockholder’s name and, except for this Voting Agreement, such Specified Stockholder is not party to or bound by (x) any option, warrant, purchase right or other contract that would (either alone or in connection with one or more events or developments (including after the satisfaction or waiver of any conditions precedent thereunder) require such Specified Stockholder to, directly or indirectly, transfer any of the Subject Shares or (y) any voting trust, proxy or other contract with respect to the voting or, direct or indirect, transfer of any of the Subject Shares.

(e)           No Proceedings. There are no (i) Proceedings pending or, to such Specified Stockholder’s knowledge, threatened against such Specified Stockholder or any of such Specified Stockholder’s assets that, if adversely decided or resolved, or (ii) outstanding Orders to which such Specified Stockholder or any of such Specified Stockholder’s assets are subject or bound, in either case, which could reasonably be expected to, individually or in the aggregate, prevent, delay or impair the ability of such Specified Stockholder to perform such Specified Stockholder’s obligations under this Voting Agreement.

(f)          Acknowledgment. Such Specified Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon such Specified Stockholder’s execution, delivery and performance of this Voting Agreement.

Section 2.    Representations and Warranties of Parent. Parent hereby represents and warrants to each Specified Stockholder as follows:

(a)           Authority; Enforceability. Parent has all requisite power and authority to execute this Voting Agreement and the Merger Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Parent of this Voting Agreement and consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Parent.

(b)           Execution; Delivery. Parent has duly executed and delivered this Voting Agreement, and this Voting Agreement constitutes the valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as limited by the Enforceability Exceptions.

(c)           No Conflicts. No consent of, or registration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Parent in connection with the execution, delivery and performance of this Voting Agreement or the consummation of the transactions contemplated hereby, other than (i) reports, schedules or statements by Parent under Sections 13(d) and 16 of the Exchange Act as may be required in connection with this Voting Agreement and the transactions contemplated hereby and (ii) such consents, registrations or filings the failure of which to be obtained or made would not have a material adverse effect on Parent’s ability to perform its obligations hereunder.

(d)           Acknowledgment. Parent understands and acknowledges that each Specified Stockholder is entering into this Voting Agreement in reliance upon Parent’s execution, delivery and performance of the Merger Agreement.

Section 3.    Covenants of the Specified Stockholders.

(a)           Voting. During the term of this Voting Agreement, each Specified Stockholder hereby covenants and agrees as follows:

(i)          at any meeting of stockholders of the Company, however called, or in any other circumstances upon which a vote is sought, each Specified Stockholder shall: (A) appear at each such meeting or otherwise cause such Specified Stockholder’s Subject Shares to be counted as present for purposes of a quorum; and (B) vote (or cause to be voted) such Specified Stockholder’s Subject Shares in favor of obtaining the Company Stockholder Approval and the other transactions contemplated by the Merger Agreement, including the approval and adoption of the Merger, the Merger Agreement or any related action reasonably required in furtherance thereof;

(ii)           at any meeting of stockholders of the Company, however called, or in any other circumstances upon which a vote is sought, each Specified Stockholder shall vote (or cause to be voted) such Specified Stockholder’s Subject Shares against (A) any Alternative Acquisition Agreement or any proposal related to any Alternative Acquisition Agreement, (B) any change in the Company Board or (C) any action that would reasonably be expected to prevent, materially delay or materially impair the consummation of the Merger or the other transactions contemplated by the Merger Agreement, including any amendment of the Company’s or any of its Subsidiaries’ organizational documents; and

(iii)           each Specified Stockholder shall not, directly or indirectly, (A) sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement, understanding or agreement with respect to the sale, transfer, pledge, assignment or other disposition of, or limitation on the voting rights of, or any economic interest in (any such action, a “Transfer”) any Subject Shares to any Person other than pursuant to the Merger, provided that such Specified Stockholder shall be permitted to Transfer any Subject Shares to such Specified Stockholder’s Permitted Transferee (as defined below), in each case, if and only if such Specified Stockholder, prior to and as a condition to the effectiveness of such Transfer, causes each such Permitted Transferee to execute a counterpart signature page to this Agreement and deliver the same to Parent and the Company, pursuant to which such Permitted Transferee agrees to be a “Specified Stockholder” pursuant to, and to be bound by, this Agreement with respect to such Subject Shares that are the subject of such Transfer, (B) enter into any voting arrangement, whether by proxy, power of attorney, voting trust, voting agreement or otherwise, with respect to any Subject Shares, or (C) commit or agree to take any of the foregoing actions.

For the purpose hereof, the term “Permitted Transferee ” means, with respect to each Specified Stockholder, (i) an Affiliate that controls, is controlled by or is under common control with such Specified Stockholder, (ii) a spouse and any lineal descendant, ancestor or sibling (by birth or adoption), (iii) any trust, the trustees of which include only such Specified Stockholder or persons named in clause (ii) and the beneficiaries of which include only such Specified Stockholder or persons named in clauses (ii) and/or (iii), and (iv) if such Specified Stockholder is a trust, the beneficiary or beneficiaries authorized or entitled to receive distributions from such trust.

(b)           [Reserved].

(c)           Acquisition Proposals. Each Specified Stockholder hereby represents and warrants that such Specified Stockholder has read Section 5.4 of the Merger Agreement. Each Specified Stockholder agrees that such Specified Stockholder will not, directly or indirectly, and shall not authorize or permit any Representative to act on such Specified Stockholder’s behalf to, (i) take any action that the Company is prohibited from taking pursuant to Section 5.4 of the Merger Agreement or (ii) make any Alternative Acquisition Agreement or any statement or communication (either publicly or to the Company or its Affiliates or Representatives) that could reasonably be expected to lead to or constitute an Alternative Acquisition Agreement. Notwithstanding the foregoing, each Specified Stockholder and its Representatives may negotiate a voting agreement and, if applicable, convertible note conversion and cancellation agreement making an Acquisition Proposal if (A) the Company is engaging in discussions or negotiations with such Person or group of Persons in compliance with Section 5.4 of the Merger Agreement and (B) such negotiation is in (x) conjunction with and ancillary to the Company’s discussions and negotiations and (y) compliance with Section 5.4 of the Merger Agreement.

(d)           General Covenants. Each Specified Stockholder agrees that such Specified Stockholder shall not: (i) enter into any contract with any Person or take any other action that violates or conflicts in any material respect with or would reasonably be expected to violate or conflict with in any material respect, or result in or give rise to a violation of or conflict in any material respect with, the Specified Stockholder’s representations, warranties, covenants and obligations under this Voting Agreement; or (ii) take any action that could restrict or otherwise impair such Specified Stockholder’s legal power, authority and right to comply with and perform such Specified Stockholder’s covenants and obligations under this Voting Agreement.

(e)           Each Specified Stockholder hereby agrees to permit the Company to publish and disclose in the Proxy Statement or any other disclosure document required in connection with the Merger Agreement or the transactions contemplated thereby such Specified Stockholder’s identity and beneficial ownership of the Subject Shares and the nature of such Specified Stockholder’s commitments under this Voting Agreement to the extent required by applicable Law. Unless required by applicable law, Specified Stockholder shall not, and shall cause his, her or its Representatives not to, make any press release, public announcement or other communication with respect to the business or affairs of the Company, Parent or Merger Sub, including this Voting Agreement and the Merger Agreement and the transactions contemplated hereby and thereby, or any Alternative Acquisition Agreement without the prior written consent of Parent.

(f)            Each Specified Stockholder shall notify Parent and the Company promptly in writing of the direct or indirect acquisition of record or beneficial ownership of additional shares of Common Stock by such Specified Stockholder after the date hereof (including pursuant to a stock split, reverse stock split, stock dividend or distribution or any change in Common Stock by reason of any recapitalization, reorganization, combination, reclassification, exchange of shares or similar transaction), all of which shall be considered Subject Shares and be subject to the terms of this Agreement as though owned by such acquiring Specified Stockholder on the date hereof.

Section 4.    Termination. This Voting Agreement shall terminate upon the earliest to occur of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms, (c) mutual written consent of Parent and the Specified Stockholder to which the termination applies, (d) the date of any material modification, waiver or amendment of the Merger Agreement that reduces the Per Share Merger Consideration as in effect on the date hereof, without the prior written consent of the Specified Stockholders or (e) the making of an Adverse Company Board Recommendation Change by the Company Board or a committee thereof. The parties acknowledge that upon termination of this Voting Agreement as permitted under and in accordance with the terms of this Section 4, no party to this Voting Agreement shall have the right to recover any claim with respect to any losses suffered by such party in connection with such termination, except that, subject to Section 5(l), the termination of this Voting Agreement shall not relieve any party to this Voting Agreement from liability for such party’s willful and material breach of any terms of this Voting Agreement. Notwithstanding anything to the contrary herein, the provisions of this Section 4 and Section 5 shall survive the termination of this Voting Agreement.

Section 5.    General Provisions.

(a)           Directors and Officers. This Voting Agreement shall apply to each Specified Stockholder solely in such Specified Stockholder’s capacity as a stockholder of the Company, and not in such Specified Stockholder’s capacity as a director, officer or employee of the Company or in such Specified Stockholder’s capacity as a trustee or fiduciary of any employee benefit plan or trust, as applicable. Notwithstanding any provision of this Voting Agreement to the contrary, nothing in this Voting Agreement shall (or require any Specified Stockholder to attempt to) limit or restrict a director or officer of the Company in the exercise of his or her fiduciary duties as a director or officer of the Company or in his or her capacity as a trustee or fiduciary of any employee benefit plan or trust or prevent or be construed to create any obligation on the part of any director or officer of the Company or any trustee or fiduciary of any employee benefit plan or trust from taking any action in his or her capacity as such director, officer, trustee or fiduciary.

(b)           No Ownership Interest. Nothing contained in this Voting Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Subject Shares. Except as provided in this Voting Agreement, all rights, ownership and economic benefits relating to the Subject Shares shall remain vested in and belong to each such Specified Stockholder. The parties hereto acknowledged and agree that the arrangements contemplated by this Voting Agreement are not intended to constitute the formation of a “group” (as defined in Section 13(d)(3) of the Exchange Act).

(c)           Amendments. Any provision of this Voting Agreement may be amended or waived only in writing signed by each of Parent, the Company and the Specified Stockholders. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.

(d)           Notices. All notices and other communications hereunder shall be in writing (including email) and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) or sent by email to the Company and Parent in accordance with Section 8.7 of the Merger Agreement and to a Specified Stockholder at such Specified Stockholder’s address set forth on such Specified Stockholder’s signature page hereto (or at such other address for a party as shall be specified by like notice).

(e)           Interpretation. The Section headings herein are for convenience of reference only, do not constitute part of this Voting Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Voting Agreement is made to a Section, such reference shall be to a Section of this Voting Agreement unless otherwise indicated. Unless otherwise indicated, whenever the words “include,” “includes” or “including” are used in this Voting Agreement, they shall be deemed to be followed by the words “without limitation.” The term “or” is not exclusive.

(f)            Severability. Any term or provision of this Voting Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Voting Agreement in any other jurisdiction. If any provision of this Voting Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

(g)           Counterparts. This Voting Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(h)           Entire Agreement; No Third-Party Beneficiaries. This Voting Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Voting Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Voting Agreement. Except for the Company, which shall be an intended third-party beneficiary of this Voting Agreement with standing to enforce the provisions hereof against the parties hereto as if the Company were a party hereto, this Voting Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

(i)           Governing Law; Consent to Jurisdiction.

(i)             This Voting Agreement, and all claims, causes of action, or other Proceedings (whether at Law, in Contract or in tort or otherwise) that may be based upon, arise out of or relate to this Voting Agreement or the negotiation, execution, or performance hereof, shall be governed by the Laws of the State of New Jersey, without giving effect to any choice or conflict of law provision or rule (whether of the State of New Jersey or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New Jersey.

(ii)           Each of the parties hereto irrevocably agrees that any Proceeding with respect to this Voting Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Voting Agreement and the rights and obligations arising hereunder brought by any of the other parties hereto or its successors or assigns, shall be brought and determined exclusively in the Chosen Courts. Each of the parties hereto hereby irrevocably submits with regard to any such Proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the Chosen Courts and agrees that it will not bring any action relating to this Voting Agreement or any of the transactions contemplated by this Voting Agreement in any court other than the Chosen Courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Proceeding with respect to this Voting Agreement, (A) any claim that it is not personally subject to the jurisdiction of the Chosen Courts, (B) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), (C) to the fullest extent permitted by applicable Law, any claim that (1) the Proceeding in such court is brought in an inconvenient forum, (2) the venue of such Proceeding is improper or (3) this Voting Agreement, or the subject matter hereof, may not be enforced in or by such courts, and (D) further irrevocably waives, to the fullest extent permitted by applicable Law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which any party is entitled pursuant to the final judgment of any court having jurisdiction. Each party hereto expressly acknowledges that the foregoing waiver is intended to be irrevocable under the Law of the State of New Jersey and of the United States of America; provided, however, that each such party’s consent to jurisdiction and service contained in this Section 5(g)(ii) is solely for the purpose referred to in Section 5(g) of this Voting Agreement and shall not be deemed to be a general submission to said courts or in the State of New Jersey other than for such purpose. The parties agree that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. To the fullest extent permitted by applicable Law, each of the parties hereto hereby consents to the service of process in accordance with Section 8.7 of the Merger Agreement (in the case of the Specified Stockholders, to the address set forth for such Specified Stockholder on its signature page hereto); provided, that nothing herein shall affect the right of any party to serve legal process in any other manner permitted by Law.

(j)          Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS VOTING AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(k)           Assignment; Successors. No party may assign, delegate or otherwise transfer, by operation of law or otherwise, any of such Specified Stockholder’s rights or obligations under this Voting Agreement without the consent of each other party hereto. Any purported assignment not permitted under this Section 5(i) shall be null and void. Without limiting any other rights Parent may have hereunder in respect of any Transfer of the Subject Shares, each Specified Stockholder agrees that this Voting Agreement and the obligations hereunder shall attach to the Subject Shares beneficially owned by such Specified Stockholder and his, her or its Affiliates and shall be binding upon any person to which legal or beneficial ownership of such Subject Shares shall pass, whether by operation of law or otherwise, including, without limitation, such Specified Stockholder’s heirs, guardians, administrators, representatives or successors.

(l)          Specific Performance. The parties hereto acknowledge and agree that irreparable damage would occur in the event that any provision hereof was not performed under their specific terms or were otherwise breached by a party and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, at any time prior to the termination hereof, each party hereto shall each be entitled to an injunction or injunctions to prevent breaches hereof and to enforce specifically the performance of terms and provisions of this Voting Agreement in each case without proof of actual damages (and each party hereto waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which each Party is entitled at Law or in equity. Each party hereto further agrees not to assert (i) that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason or (ii) that a remedy of monetary damages would provide an adequate remedy for any such breach.

[Signature Page Follows]

IN WITNESS WHEREOF, each party has duly executed this Voting Agreement, all as of the date first written above.

PARENT:

Luxium Solutions, LLC

By	/s/ Michael Cahill
Name:	Michael Cahill
Title:	President and Chief Executive Officer

SPECIFIED STOCKHOLDERS:

Clarex Limited

By	/s/ Denora Marshall-McPhee & Tanya Clare
Name:	Denora Marshall-McPhee & Tanya Clare
Title:	Erie Limited, Sole Director
Authorized Signatories

Address:

Welland Limited

By	/s/ Denora Marshall-McPhee & Tanya Clare
Name:	Denora Marshall-McPhee & Tanya Clare
Title:	Authorized Signatories

Address:

[Signature Page - Voting Agreement]

/s/ Amy Eskilson
Amy Eskilson

Address:

/s/ William Foote
William Foote

Address:

/s/ Dennis Romano
Dennis Romano

Address:

[Signature Page - Voting Agreement]

/s/ Rick Strandlund
Rick Strandlund

Address:

/s/ Jan Winston
Jan Winston

Address:

/s/ Luke LaValle
Luke LaValle

Address:

[Signature Page - Voting Agreement]

/s/ George Murray
George Murray

Address:

/s/ Theresa Balog
Theresa Balog

Address:

[Signature Page - Voting Agreement]

Schedule A

Specified Stockholder	Common Stock	Company Convertible Notes
William Foote	22,162	--
Luke LaValle	10,000	--
Dennis Romano	10,000	--
Rick Strandlund	10,000	--
Jan Winston	10,000	--
Amy Eskilson	65,000	--
George Murray	21,000	--
Theresa Balog	0	--
Clarex Limited	4,026,914	Subordinated Convertible Promissory Note, dated as of October 12, 2023, in the initial principal amount of $1,500,000
Welland Limited	0	Subordinated Convertible Promissory Note, dated as of October 12, 2023, in the initial principal amount of $1,000,000